EXHIBIT 10.1

LOCK-UP AND SHARE RELEASE AGREEMENT

This Lock-Up and Share Release Agreement (“Agreement”) is entered into on this 29th day of August, 2008 (the “Effective Date”), by and between AdEx Media Inc., a Delaware corporation (the “Company”) and Bay Harbor Marketing, LLC, a California limited liability company (“Bay Harbor”).

RECITALS

WHEREAS, the Company and Bay Harbor have entered into that certain Asset Purchase Agreement dated August 29, 2008 (the “Purchase Agreement”) by and between the Company, Bay Harbor and Kevin Dufficy as representative member of Bay Harbor (“Dufficy”) pursuant to which the Company has purchased substantially all of the assets of Bay Harbor in consideration of the payment of certain sums in cash to Bay Harbor and in consideration of the issuance of certain restricted shares of the Company’s common stock (the “Shares”) to Bay Harbor as set forth in the Purchase Agreement; and

WHEREAS, as an inducement for the Company to issue the Shares and Bay Harbor to accept the Shares, Bay Harbor and the Company desire to enter into this Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the representations and warranties herein contained, the Company and Bay Harbor agree as follows:

Shares.  For purposes of this Agreement, the Shares shall include:  (a) fifty thousand (50,000) restricted shares of the Company’s common stock to be issued to Bay Harbor at the Closing of the asset purchase transaction contemplated by the Purchase Agreement (the “Closing Shares”) as more fully set forth in Section 2.3.1(b) of the Purchase Agreement; and (b) one hundred fifty thousand  (150,000) restricted shares of the Company’s common stock to be issued to the Escrow Agent identified in the Purchase Agreement and held in the name of Bay Harbor at the Closing and subject to the Earn Out provisions of the Purchase Agreement, (the “Earn Out Shares”) as more fully set forth in Section 2.3.1(e) of the Purchase Agreement.

Lock-Up.

Bay Harbor agrees that, except as provided below, without the prior written consent of the Company, Bay Harbor will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of (each, a “Disposition”) any of the Shares for a period of one (1) year from the date of issuance and thereafter according to the Schedule below (the “Lock-Up Period”).  The foregoing restriction, which is expressly intended to preclude Bay Harbor from engaging in any transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period, shall terminate on the earlier of a Change in Control event or the expiration of the Lock-Up Period.

For purposes of this Agreement, “Change in Control” means (a) a sale or other disposition of all or substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving entity and in which the shareholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; (c) a reverse merger in which the Company is the surviving entity but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the shareholders of the Company immediately prior to such merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction; (d) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged.

 Share Release.  Bay Harbor and the Company agree that the Shares will be subject to the following lock-up and release schedule (the “Schedule”):

DATE	PERCENT OF SHARES RELEASED
12 month anniversary of Share issuance date	20%
13 month anniversary of Share issuance date	15%
14 month anniversary of Share issuance date	15%
15 month anniversary of Share issuance date	15%
16 month anniversary of Share issuance date	15%
17 month anniversary of Share issuance date	10%
18 month anniversary of Share issuance date	10%

Representations and Warranties.  Bay Harbor represents and warrants to the Company that:

Purchase for Own Account for Investment.  Bay Harbor is investing in the Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”).  Bay Harbor has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Bay Harbor has any beneficial ownership of any of the Shares.

Accredited Investor/Net Worth.  Bay Harbor represents that Bay Harbor is an “accredited investor” as that term is defined in SEC Rule 501(a) of Regulation D, 17 C.F.R. 230.501(a)  and that Bay Harbor (a) has adequate net worth and means of providing for its current financial needs and possible contingencies, (b) has no need for liquidity in this investment, (c) is able to bear the economic risks of an investment in the Shares for an indefinite period of time, and (d) is able to bear the risk of losing its entire investment in the Shares.

Not An Underwriter.  Bay Harbor is not an underwriter or dealer in the Shares, and Bay Harbor is not participating, pursuant to a contractual agreement, arrangement or understanding, in a distribution of the Shares.

Compliance with Securities Laws.  Bay Harbor understands and acknowledges that, in reliance upon the representations and warranties made by Bay Harbor herein, the Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act or applicable United States state securities laws, but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the 1933 Act or other applicable state securities laws which impose certain restrictions on Bay Harbor’s ability to transfer the Shares.

Restrictions on Transfer.  Bay Harbor understands that Bay Harbor may not transfer any Shares unless such Shares are registered under the 1933 Act and qualified under applicable state securities laws or unless exemptions from such registration and qualification requirements are available.  Bay Harbor understands that only the Company may file a registration statement with the SEC or applicable state securities commissioners and that the Company is under no obligation to do so with respect to the Shares.  Bay Harbor has also been advised that exemptions from registration and qualification may not be available or may not permit Bay Harbor to transfer all or any of the Shares in the amounts or at the times proposed by Bay Harbor.  Bay Harbor is aware that the Shares may not be resold pursuant to Rule 144, as promulgated by the SEC under the 1933 Act, unless all of the conditions of that rule are met.

Legends.  Bay Harbor understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by state or federal securities laws, the Company's Articles of Incorporation or Bylaws, any other agreement between Bay Harbor and the Company or any agreement between Bay Harbor and any third party:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO REGISTRATION OR AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON RESALE AND TRANSFER, INCLUDING A LOCK-UP AND SHARE RELEASE SCHEDULE AS SET FORTH IN A LOCK-UP AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH SALE AND TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES.

Stop-Transfer Instructions.  Bay Harbor agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

Refusal to Transfer.  The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends, to transferee to whom such Shares have been so transferred.

Authority, Power, Enforceability.  Bay Harbor has all the requisite power, authority and capacity to acquire and hold the Shares and to execute, deliver and comply with the terms of each of the instruments required to be executed and delivered by Bay Harbor in connection with the investment in the Shares as contemplated by this Agreement and such execution, delivery and compliance does not conflict with, or constitute a default under, any instruments governing Bay Harbor, any law, regulation or order, or any agreement to which Bay Harbor is a party or by which Bay Harbor may be bound.  Bay Harbor hereby adopts, accepts and agrees to be bound by all the terms and provisions of this Agreement and to perform any obligations therein imposed.

Miscellaneous.

Assignments; Successors and Assigns.  The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein, this Agreement will be binding upon Bay Harbor and its successors and assigns.

Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. Mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified, and if to the Company, at the Company’s principal executive office, with a copy to Eric K. Ferraro, Bullivant Houser Bailey PC, 601 California Street, Suite 1800, San Francisco, CA 94108, facsimile to (415) 352-2701.

Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

Counterparts; Facsimiles.  This Agreement may be executed and delivered by facsimile signature and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

Amendment and Waivers.  This Agreement may be amended only by a written agreement executed by each of the parties hereto.  No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.  Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.  Any waiver, permit, consent or approval of any kind or character regarding the conditions of this Agreement or the breach thereof must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

Entire Agreement.  This Agreement, the documents referred to herein, and any other agreements executed as of the date hereof together constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.  Bay Harbor hereby agrees that, to the extent that the terms of this Agreement conflict with or are in any way inconsistent with any agreement to which Bay Harbor and the Company may be a party, this Agreement supersedes such agreement.

WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT HEREBY WAIVE ANY RIGHT THAT THEY MAY OTHERWISE HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR PROCEEDING THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT, ANY AMENDMENTS TO OR ANY REPLACEMENTS OF THIS AGREEMENT, AND ANY TRANSACTIONS OR AGREEMENTS RELATING TO THIS AGREEMENT.  THE PARTIES UNDERSTAND THAT, AS A RESULT OF THIS WAIVER, THE FACTS RELATING TO ANY DISPUTE THAT IS COVERED BY THIS WAIVER WILL BE TRIED, IF NECESSARY, TO A JUDGE RATHER THAN TO A JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

AdEx Media, Inc.

By:         _____________________

Name:    _____________________

Title:      _____________________

Bay Harbor Marketing, LLC

By:          _____________________

Name:     _____________________

Title:       _____________________